Exhbit 2.1

AGREEMENT AND PLAN OF MERGER

between

VALLEY FINANCIAL CORPORATION

and

BNC BANCORP

TABLE OF CONTENTS

ARTICLE I Certain Definitions	1
1.01 Certain Definitions	1
ARTICLE II The Merger	7
2.01 The Merger	7
2.02 Effective Date and Effective Time	8
2.03 Tax Consequences	8
ARTICLE III The Bank Merger	9
3.01 The Bank Merger	9
3.02 Effective Date and Effective Time	9
ARTICLE IV Consideration; Exchange Procedures	9
4.01 Merger Consideration	9
4.02 Rights as Stockholders; Stock Transferes	10
4.03 Fractional Shares	11
4.04 Exchange Procedures	11
4.05 Anti-Dilution Provisions	12
4.06 Withholding Rights	12
ARTICLE V Actions Pending the Effective Time	13
5.01 Forebearances of Valley Financial	13
5.02 Forebearance of Buyer	17
ARTICLE VI Representations and Warranties	18
6.01 Disclosure Schedules	18
6.02 Standard	18

i

6.03 Representation and Warranties of Valley Financial	18
6.04 Repreensation and Warranties of Buyer	37
ARTICLE VII	48
Covenants	48
7.01 Reasonable Best Efforts	49
7.02 Stockholder Approvals	49
7.03 Registration Statement	49
7.04 Press Release	51
7.05 Access; Information	51
7.06 Acquisition Proposals	52
7.07 Takeover Laws	52
7.08 Exemption from Liability Under Section 16(b)	52
7.09 Regulatory Applications	52
7.10 Indemnification	53
7.11 Benefit Plans	55
7.12 Notification of Certain Matters	56
7.13 Directors and Officers	56
7.14 Compliance with Laws	56
7.15 Assumption of TRUPS	56
7.16 Assumption of Subordinated Note	56
ARTICLE VIII Conditions to Consummation of the Merger	57
8.01 Conditions to Each Party’s Obligation to Effect the Merger	57
8.02 Conditions to Obligation of Valley Financial	58
8.03 Conditions to Obligation of Buyer	59
ARTICLE IX Termination	59
9.01 Termination	59
9.02 Effect of Termination and Abandonment	62
9.03 Fees and Expenses	62
ARTICLE X Miscellaneous	63
10.01 Survival	63
10.02 Waiver; Amendment	63
10.03 Assignment	63
10.04 Counterparts; Execution by Electronic Means	63
10.05 Governing Law; Venue; Jury Trial Waiver	63
10.06 Expenses	64
10.07 Notices	65
10.08 Entire Understanding; No Third Party Beneficiaries	65
10.09 Severability	65
10.10 Disclosures	65
10.11 Interpretation; Effect	65
10.12 Publicity	66

ii

INDEX
Acquision Agreement	59
Acquisition Proposal	59
Agreement	1
Average Closing Price	58
Bank Merger	8
Bank Merger Effective Date	9
BHC Act	18
Book-Entry Shares	11
Buyer	1
Buyer Articles	36
Buyer Financial Statesments	40
Buyer Meeting	46
Buyer Non-Voting Commons Stock	37
Buyer Ratio	58
Buyer Regulatory Agreement	40
Buyer SEC Documents	40
Buyer Stock Plans	37
Buyer VWAP	9
Code	1
Compensation and Benefit Plans	26
Consultants	26
Costs	51
CRA
CRA	33
Determination Date	58
Disclosure Schedule	17
Effective Date	8
Effective Time	8
Employees	26
Employment Agreement	53
ERISA Affiliate	26
Exchange Fund	11
Exchange Ratio	9
FDIC	19
Fee	59
Final Index Price	59
IIPI	33
Indemnified Party	51
Index Group	59
Index Price	59
Index Ratio	58
Loans	35
Merger	7
Merger Consideration	9
NCBCA	8
New Certificates	11
Old Certificates	11
Pension Plan	26
Property Lease	33
Proxy Statement	46
Registration Statement	38
Regulatory Authorities	24
Regulatory Communication	50
Replacement Option	10
Sarbanes-Oxley Act	43
SERP	52
Starting Date	59
Starting Price	59
Superior Proposal	58
Surving Corporation	7
Takeover Laws	29
Treasury Regulations	44
TRUPS Assumption	54
Valley Financial	1
Valley Financial Financial Statements	31
Valley Financial Meeting	46
Valley Financial Regulatory Agreement	31
Valley Financial Stock Option	10
Valley Financial Stock Plans	10
Valley Financial’s SEC Documents	22

iii

AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2014, (this “Agreement”), by and between VALLEY FINANCIAL CORPORATION (“Valley Financial”) and BNC BANCORP (“Buyer”).

RECITALS

A. Valley Financial.  Valley Financial is a Virginia corporation, having its principal place of business in Roanoke, Virginia.

B. Buyer.  Buyer is a North Carolina corporation, having its principal place of business in High Point, North Carolina.

C. Intentions of the Parties.  It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Board Action.  The respective Boards of Directors of each of Buyer and Valley Financial have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01. Certain Definitions

.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 9.03(a).

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Valley Financial or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Valley Financial or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Average Closing Price” has the meaning set forth in Section 9.01(i).

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Agreement” means the Subsidiary Plan of Merger of Valley Financial Bank with and into Buyer Bank, attached as Exhibit A.

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“BHC Act” has the meaning set forth in Section 6.03(a)(2).

“Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” means the Articles of Incorporation, as amended, of Buyer.

“Buyer Bank” means Bank of North Carolina, a commercial bank chartered under the laws of North Carolina.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer By-Laws” means the By-Laws of Buyer.

“Buyer Capitalization Date” has the meaning set forth in Section 6.04(b)(i).

“Buyer Common Stock” means the voting common stock, no par value per share, of Buyer.

“Buyer Compensation and Benefit Plans” has the meaning set forth in Section 6.06(t)(i).

“Buyer Consultants” has the meaning set forth in Section 6.06(t)(i).

“Buyer Directors” has the meaning set forth in Section 6.06(t)(i).

“Buyer Employees” has the meaning set forth in Section 6.06(t)(i).

“Buyer ERISA Affiliate” has the meaning set forth in Section 6.06(t)(iii).

“Buyer Financial Statements” has the meaning set forth in Section 6.04(f)(i).

“Buyer Meeting” has the meaning set forth in Section 7.02(b).

“Buyer Non-Voting Common Stock” means the non-voting common stock, no par value per share, of Buyer.

“Buyer Pension Plan” has the meaning set forth in Section 6.06(t)(ii).

“Buyer Preferred Stock” has the meaning set forth in Section 6.04(b)(i).

“Buyer Ratio” has the meaning set forth in Section 9.01(i)(i)–(ii).

“Buyer Regulatory Agreement” has the meaning set forth in Section 6.04(e)(ii).

“Buyer SEC Documents” has the meaning set forth in Section 6.04(e)(iii).

“Buyer Stock Plans” has the meaning set forth in Section 6.04(b)(i).

“Buyer VWAP” means the volume weighted average price of a share of Buyer Common Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Effective Date and ending with the closing of trading on the second to last trading day prior to the Effective Date, as reported by Bloomberg Financial L.P.

“Code” has the meaning set forth in the recitals.

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m)(i).

“Confidentiality Agreement” means that certain confidentiality agreement between Valley Financial and the Buyer dated September 25, 2014.

“Consultants” has the meaning set forth in Section 6.03(m)(i).

 “CRA” has the meaning set forth in Section 6.03(z).

“Determination Date” has the meaning set forth in Section 9.01(i).

“Directors” has the meaning set forth in Section 6.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).

“Employees” has the meaning set forth in Section 6.03(m)(i).

“Employment Agreement” has the meaning set forth in Section 7.13(b).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Registrar and Transfer Company.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“FDIC” has the meaning set forth in Section 6.03(a)(iv).

“Fee” has the meaning set forth in Section 9.03(a).

“Final Index Price” has the meaning set forth in Section 9.01(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IIPI” has the meaning set forth in Section 6.03(x).

“IRS” has the meaning set forth in Section 6.03(m)(ii).

“Indemnified Party” has the meaning set forth in Section 7.10(a).

“Index Group” has the meaning set forth in Section 9.01(i).

“Index Price” has the meaning set forth in Section 9.01(i).

“Index Ratio” has the meaning set forth in Section 9.01(i)(ii).

“Injunction” has the meaning set forth in Section 6.03(h).

“Insurance Amount” has the meaning set forth in Section 7.10(b).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loans” has the meaning set forth in Section 6.03(gg).

“Material Adverse Effect” means, with respect to Buyer or Valley Financial, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of Buyer and its Subsidiaries taken as a whole or Valley Financial and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Buyer or Valley Financial to perform its respective obligations under this Agreement or enjoins the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities except to the extent that such changes have a disproportionate impact on Buyer or Valley Financial, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on Buyer or Valley Financial, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on Buyer or Valley Financial, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of Buyer or Valley Financial taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of Buyer or Valley Financial to meet any internal financial forecasts or any earnings projections (whether made by Buyer or Valley Financial or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“NASDAQ” means The NASDAQ Stock Market, Inc.’s Global Select Market.

“NCBCA” means the North Carolina Business Corporation Act, as amended.

“New Certificate” has the meaning set forth in Section 4.04(a).

“Old Certificate” has the meaning set forth in Section 4.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents.

“Property Lease” has the meaning set forth in Section 6.03(w).

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 6.04(d).

“Regulatory Authority” and “Regulatory Authorities” have the meaning set forth in Section 6.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 7.09(a).

“Replacement Option” has the meaning set forth in Section 4.01(b).

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by Buyer or Valley Financial or any of their Subsidiaries pursuant to the Securities Act or Exchange Act.

“Secretary of State” means the Secretary of State of the State of North Carolina.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Starting Date” has the meaning set forth in Section 9.01(i).

“Starting Price” has the meaning set forth in Section 9.01(i).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 (x) and (w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 9.01(h).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Return” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Treasury Regulations” has the meaning set forth in Section 6.04(q).

“Valley Financial” has the meaning set forth in the preamble to this Agreement.

“Valley Bank” means Valley Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly owned direct subsidiary of Valley Financial.

“Valley Financial Board” means the Board of Directors of Valley Financial.

“Valley Financial By-Laws” means the By-Laws of Valley Financial.

“Valley Financial Certificate” means the Articles of Incorporation of Valley Financial, as amended.

“Valley Financial Common Stock” means the common stock, no par value per share, of Valley Financial.

“Valley Financial Financial Statements” has the meaning set forth in Section 6.03(v)(i).

“Valley Financial Meeting” has the meaning set forth in Section 7.02(a).

“Valley Financial Regulatory Agreement” has the meaning set forth in Section 6.03(u).

“Valley Financial Stock Options” has the meaning set forth in Section 4.01(b).

“Valley Financial Stock Plans” has the meaning set forth in Section 4.01(b).

“Valley Financial’s SEC Documents” has the meaning set forth in Section 6.03(g)(i).

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

ARTICLE II

The Merger

2.01.           The Merger.

(a) Subject to the terms and conditions hereinafter set forth, at the Effective Time, Valley Financial shall merge with and into Buyer (the “Merger”), the separate corporate existence of Valley Financial shall cease and Buyer shall survive and continue to exist as a North Carolina corporation (Buyer, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).  Buyer may at any time prior to the Effective Time change the method of effecting the combination with Valley Financial (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to Valley Financial’s stockholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Buyer shall provide Valley Financial prior written notice of such change and the reasons therefor.

(b)  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) (A) the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Merger, and (B) the filing with the Secretary of State articles of merger in accordance with the applicable sections of the North Carolina Business Corporation Act (the “NCBCA”), and issuance by the Secretary of State of a certificate of merger relating to the Merger, or (ii) effective upon such later date and time as may be set forth in such articles of merger.  The Merger shall have the effects prescribed in the VSCA and the NCBCA.

(c) The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.02.           Effective Date and Effective Time.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on either (i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of Buyer, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing.  The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

(b) Notwithstanding any other provision in this Agreement to the contrary, if Buyer shall exercise its right to delay the Effective Date pursuant to Section 2.02(a)(i), and a record date for any dividend or other distribution in respect of the Buyer Common Stock is taken during the period of such delay such that the Valley Financial stockholders will not be entitled to participate in such dividend, each stockholder of Valley Financial shall be entitled to receive, upon surrender of the Old Certificates or Book-Entry Shares and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Buyer Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

2.03.           Tax Consequences

.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

The Bank Merger

3.01.           The Bank Merger.

(a) After the Effective Time, Valley Bank, the wholly owned subsidiary of Valley Financial, shall merge with and into Buyer Bank, a wholly owned subsidiary of Buyer (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement substantially in the form attached as Exhibit A.  The separate existence of Valley Bank shall cease and Buyer Bank shall survive and continue to exist as a banking corporation chartered under the laws of North Carolina.  Buyer may at any time prior to the Effective Time change the method of effecting the combination of Buyer Bank with Valley Bank (including, without limitation, the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that Buyer shall provide Valley Financial with seven days prior written notice of such change and the reasons therefore.  Notwithstanding anything herein to the contrary, the Bank Merger shall not adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or materially impede or delay consummation of the transactions contemplated by this Agreement.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the filing with the VSCC and the Secretary of State articles of merger in accordance with Section 13.1-720 of the VSCA and applicable sections of the NCBCA, and the issuance by the VSCC and the Secretary of State of a certificate of merger relating to the Bank Merger, or such later date and time as may be set forth in such articles of merger.  The Bank Merger shall have the effects prescribed in the VSCA and NCBCA.

3.02.           Effective Date and Effective Time

.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, it being agreed that any required consents, approvals, and authorizations from any Governmental Authorities to effect the Bank Merger shall not be a condition to the consummation of the Merger, the parties shall use reasonable efforts to cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur as soon as reasonably practicable after the Effective Date or such later date to which the parties may agree in writing.

ARTICLE IV

Consideration; Exchange Procedures

4.01.           Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Merger Consideration.  Each holder of a share of Valley Financial Common Stock (other than Buyer and its Subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) shall receive in respect thereof, subject to the limitations set forth in this Agreement, a number of shares (rounded to the nearest 1/1000th of a share) of Buyer Common Stock based on the Buyer VWAP (the “Merger Consideration”). In the event that the Buyer VWAP is:

(i)           greater than $18.50, then the Merger Consideration shall equal 1.1081 shares of Buyer Common Stock;

(ii)           equal to or less than $18.50 but greater than $14.25, then the Merger Consideration shall equal $20.50 payable in shares of Buyer Common Stock (with the exchange ratio for the Merger Consideration in such instance equal to $20.50 divided by the Buyer VWAP); or

(iii)           equal to or less than $14.25, then the Merger Consideration shall equal 1.4386 shares of Buyer Common Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).

(b) Stock Options. By virtue of the Merger and without any action on the part of the holders of any outstanding option to purchase shares of Valley Financial Common Stock (each, a “Valley Financial Stock Option”), whether vested or unvested as of the date of this Agreement, under any and all plans of Valley Financial under which stock options have been granted (collectively, the “Valley Financial Stock Plans”) shall be cancelled and the holder thereof shall be paid in cash (without interest and less applicable taxes and withholdings) an amount equal to the product of (a) the number of shares of Valley Financial Common Stock subject to such Valley Financial Stock Option times (b) the difference between (i) the imputed cash value per share of Valley Financial Common Stock pursuant to the exchange and conversion provisions of Section 4.01(a), as applicable (with shares of Buyer Common Stock being valued based upon the closing price of such shares on the second to last trading day prior to the Effective Date), and (ii) the exercise price of each respective Valley Financial Stock Option. Notwithstanding the foregoing, directors and employees of Valley Financial who continue in such capacities with Buyer or Buyer Bank after the Effective Time shall have each of their Valley Financial Stock Options converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Valley Financial Stock Option and at an exercise price adjusted to account for the Exchange Ratio, the number of shares of Buyer Common Stock equal to (a) the number of shares of Valley Financial Common Stock subject to the Valley Financial Stock Option multiplied by (b) the Exchange Ratio.  For example, if a Valley Financial Stock Option provided for the purchase of 100 shares at $10.00 per share of Valley Financial Common Stock, assuming the Exchange Ratio is equal to 1.25, the Replacement Option would provide for the purchase of 125 shares of Buyer Common Stock at $8.00 per share.

(c) Outstanding Buyer Stock.  Each share of Buyer Common Stock and Buyer Non-Voting Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

4.02.           Rights as Stockholders; Stock Transfers.  At the Effective Time, holders of Valley Financial Common Stock shall cease to be, and shall have no rights as, stockholders of Valley Financial, other than to receive the Merger Consideration (if so provided in Section 4.01 (a)) and any dividend or other distribution with respect to such Valley Financial Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on Buyer Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV.  After the Effective Time, there shall be no transfers on the stock transfer books of Valley Financial or the Surviving Corporation of shares of Valley Financial Common Stock.

4.03.           Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Buyer shall pay to each holder of Valley Financial Common Stock who would otherwise be entitled to a fractional share of Buyer Common Stock (after taking into account all Old Certificates registered in the name of such holder or Book-Entry Shares held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Buyer VWAP.

4.04.           Exchange Procedures.

(a) At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Valley Financial Common Stock (“Old Certificates”) and holders of non-certificated shares of Valley Financial Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) certificates representing shares of Buyer Common Stock or non-certificated shares of Buyer Common Stock (collectively, “New Certificates”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”).  The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for the cash and New Certificates, if any, that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of Valley Financial Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement.  Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to Article IV, if any, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV, and  (iii) any payment required by Section 2.02(b), and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Valley Financial Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Buyer Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Valley Financial Common Stock converted in the Merger into the right to receive shares of such Buyer Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 4.04.  After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Valley Financial on the business day after the one-year anniversary of the Effective Date shall be paid to Buyer.  Any stockholders of Valley Financial who have not theretofore complied with this Article IV shall thereafter look only to Buyer for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Buyer Common Stock deliverable in respect of each share of Valley Financial Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

4.05.           Anti-Dilution Provisions.  In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the Buyer Common Stock other than a cash dividend consistent with past practice, the Merger Consideration shall be proportionately adjusted to provide the holders of Valley Financial Common Stock the same economic effect as contemplated by this Agreement prior to such event.  The parties acknowledge that Buyer will issue Buyer Common Stock in connection with its acquisition of Harbor Bank Group, Inc. and such issuance shall be disregarded for purpose of any adjustments under this Section 4.05.

4.06.           Withholding Rights.  Buyer or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of Buyer or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

ARTICLE V

Actions Pending the Effective Time

5.01.           Forbearances of Valley Financial.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Valley Financial will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct the business of Valley Financial and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $200,000 or take any action reasonably likely to have an adverse effect upon Valley Financial’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Valley Financial Common Stock or any Rights (except pursuant to the settlement of equity based awards previously granted pursuant to Rights Previously Disclosed) (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Valley Financial Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that, none of the foregoing shall restrict Valley Financial from making equity compensation awards of stock options under the Valley Financial Stock Plans provided that in the aggregate such grants are convertible into no greater than 9,200 shares of Valley Financial Common Stock.

(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend (other than dividends from wholly-owned Subsidiaries to Valley Financial or another wholly-owned Subsidiary of Valley Financial) on or in respect of, or declare or make any distribution on any shares of Valley Financial Common Stock (or obligations convertible into or exchangeable for any shares of capital stock) in excess of $0.04 per share per calendar quarter or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (or obligations convertible into or exchangeable for any shares of capital stock); provided that none of the foregoing shall restrict Valley Financial from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of Valley Financial Stock Options and other Rights Previously Disclosed, and (y) vesting of restricted shares of Valley Financial Common Stock.

(d) Compensation; Employment Agreements; Etc.  (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Valley Financial or its Subsidiaries, or (ii) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, or consultant of Valley Financial or Valley Bank, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, or consultant of Valley Financial or Valley Bank; except (A) Valley Financial may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Valley Financial may make individual cash bonus awards under the Valley Financial Corporation Executive Incentive Plan in the ordinary course of business consistent with past practice, and (C) Valley Financial and Buyer will establish a retention bonus pool of not less than $500,000 in the aggregate that will be dedicated to certain employees of Valley Financial designated by officers of Valley Financial for purposes of retaining such employees prior to and after the Effective Time; provided that, with respect to executive officers of Valley Financial and Valley Bank, any increase in compensation contemplated by Section 5.01(d)(ii)(A) and any individual cash bonus award contemplated by Section 5.01(d)(ii)(B) will not exceed the amounts set forth in Section 5.01(d)(ii) of Valley Financial’s Disclosure Schedule.

(e) Benefit Plans.  (i) Enter into, establish, adopt or amend (except (A) as may be required by applicable law or (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer or employee of Valley Financial or its Subsidiaries, (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards, (iv) except with respect to any obligation under its currently existing Compensation and Benefit Plans or as may be required by applicable law, take any action to fund or in any way secure the payment of compensation or benefits under any Compensation and Benefit Plans, (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Valley Financial Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement, (vi) enter into any collective-bargaining agreement, or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Compensation and Benefit Plan.

(f) Dispositions.  Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel, release or assign any material amount of indebtedness to any person or any claims held by any such person, in each case except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions.  Except as Previously Disclosed or in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents.  Amend the Valley Financial Certificate, Valley Financial By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Valley Financial’s Subsidiaries or otherwise take any action to exempt any person (other than Valley Financial or its Subsidiaries) or any action taken by any person from any antitakeover or similar restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties.

(i) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law, GAAP or its Regulatory Authorities.

(j) Contracts.  Except in the ordinary course of business consistent with past practice, enter into, terminate or waive any material provisions of any material contract (as defined in Section 6.03(k)) or amend or modify any of its existing material contracts (including any instrument or agreement governing the terms of any of its securities, or material leases) in a manner that is material to Valley Financial and its Subsidiaries taken as a whole.

(k) Claims.  Other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages not in excess of $100,000 and not subjecting Valley Financial or Valley Bank to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation.

(l) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation or (3) a material delay or affect the ability of Valley Financial or Buyer to consummate the transactions contemplated hereby.

(m) Risk Management.  Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness.  Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person other than in the ordinary course of business (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal  funds, borrowings from the Federal Home Loan Bank, borrowings from the Federal Reserve discount window, sales of certificates of deposit and entering into repurchase agreements).

(o) Loans. Make any loan or extension of credit in an amount in excess of $1,000,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1,000,000), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of Valley Financial (each, a “Classified Asset”); provided, however, that, if Valley Financial or Valley Bank shall request the prior approval of Buyer in accordance with this Section to make a loan or extend credit in an amount in excess of $1,000,000, or amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within two business days upon receipt of such request from Valley Financial or Valley Bank, as applicable, then such request shall be deemed to be approved by Buyer and thus Valley Financial or Valley Bank, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request.

(p) New Lines of Business. Enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority.

(q) Investments.  Make any material equity investment either by purchase of stock or other equity securities or securities convertible into an equity security, contributions to capital; provided, however, that Valley Financial may settle any such investment securities as to which purchase obligations have been incurred prior to the date hereof.

(r) Investment Portfolio.  Other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(s) Tax Returns.  File or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000.

(t) Regulatory Actions. Take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Authority or Governmental Authority required for the transactions contemplated hereby.

(u) Commitments.  Agree, commit, or adopt any resolutions to do any of the foregoing.

5.02.           Forbearances of Buyer.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Valley Financial (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct the business of Buyer and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon Buyer’s ability to perform any of its material obligations under this Agreement.

(b) Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(c) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(d) Dividends.  Make, declare, pay or set aside for payment any extraordinary dividend.

(e) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code, or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(f) Transactions Involving Buyer.  Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit the pursuit, negotiation and consummation of other acquisitions and capital raising transactions provided that any such transaction contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Valley Financial Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

(g) Governing Documents.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Valley Financial.

(h) Commitments.  Agree, commit, or adopt any resolutions to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01.           Disclosure Schedules.  On or prior to the date hereof, Buyer has delivered to Valley Financial a schedule and Valley Financial has delivered to Buyer a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation.  All of Valley Financial’s and Buyer’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02.           Standard.  No representation or warranty of Valley Financial or Buyer contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect.  For purposes of this Agreement, “knowledge” shall mean (i) with respect to Buyer, actual knowledge of Richard D. Callicutt II, David B. Spencer, or Ronald J. Gorczynski, and (ii) with respect to Valley Financial, actual knowledge of Ellis L. Gutshall, Kimberly B. Snyder, Andrew B. Agee, Kevin S. Meade or Edward C. Martin.

6.03.           Representations and Warranties of Valley Financial.  Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Valley Financial hereby represents and warrants to Buyer:

(a) Organization and Standing.

(i) Valley Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Valley Financial is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(ii) Valley Financial is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  True, complete and correct copies of the Valley Financial Certificate and Valley Financial By-laws, as in effect as of the date of this Agreement, have previously been made available to Buyer.

(iii) Valley Bank (i) is duly formed under the laws of the United States, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.  The Charter and Bylaws of Valley Bank, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement.  Valley Financial has no subsidiaries other than the Valley Bank.  As used in this Section, subsidiary when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes GAAP.

(iv) The deposit accounts of Valley Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of Valley Financial consists of (i) 10,000,000 shares of Valley Financial Common Stock, of which as of the date hereof, 4,823,865 shares are outstanding, and (ii) 10,000,000 shares of Valley Financial Preferred Stock, none of which as of the date hereof are outstanding.  As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the Valley Financial Stock Plans, Valley Financial does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Valley Financial Common Stock, Valley Financial Preferred Stock or any other equity securities of Valley Financial or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Valley Financial Common Stock, Valley Financial Preferred Stock or other equity securities of Valley Financial or any of its Subsidiaries.  As of the date hereof, Valley Financial has 203,270 shares of Valley Financial Common Stock that are issuable and reserved for issuance upon the exercise of Valley Financial Stock Options.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Valley Financial having the right to vote on any matters on which its stockholders may vote are issued or outstanding.  The outstanding shares of Valley Financial Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) Except as set forth in Section 6.03(b) of the Disclosure Schedule, as of the date of this Agreement, including with respect to the Valley Financial Stock Plans, Valley Financial does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Valley Financial Common Stock or any other equity securities of Valley Financial or any securities representing the right to purchase or otherwise receive any shares of Valley Financial Common Stock or other equity securities of Valley Financial, except for the shares currently subject to awards under the Valley Financial Stock Plans.  As of the date of this Agreement, there are no contractual obligations of Valley Financial or Valley Bank (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Valley Financial or any equity security of Valley Financial or Valley Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Valley Financial or Valley Bank or (ii) pursuant to which Valley Financial or Valley Bank is or could be required to register shares of Valley Financial capital stock or other securities under the Securities Act.  Other than as set forth on Section 6.03(b) of the Disclosure Schedule, no options or other equity-based awards are outstanding as of the date of this Agreement.  Since December 31, 2013, through the date hereof, Valley Financial has not, except as set forth on Section 6.03(b) of the Disclosure Schedule (A) issued or repurchased any shares of Valley Financial common stock, or other equity securities of Valley Financial, or (B) issued or awarded any options, warrants, restricted shares or any other equity-based awards under the Valley Financial Stock Plans.  All of the issued and outstanding shares of capital stock or other equity ownership interests of Valley Bank are owned by Valley Financial directly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Valley Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Valley Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Valley Bank.

(iii) Section 6.03(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of:  (i) the number of shares of Valley Financial common stock issued under the Valley Financial Stock Plans, the number of shares of Valley Financial common stock subject to outstanding awards granted under the Valley Financial Stock Plans and the number of shares of Valley Financial common stock reserved for future issuance under the Valley Financial Stock Plans; (ii) all outstanding options, indicating with respect to each such option the name of the holder thereof, the number and type of shares of Valley Financial common stock subject to such option and the exercise price thereof; (iii) complete and accurate copies of the Valley Financial Stock Plans and the forms of all award agreements related thereto; and (iv) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Valley Financial common stock subject to such warrant and the exercise price thereof.

(c) Subsidiaries.  Valley Financial has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary.  (A) Valley Financial owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, or, in the case of Valley Statutory Trust I, Valley Statutory Trust II and Valley Statutory Trust III, all of the outstanding common securities, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Valley Financial or its Subsidiaries are fully paid and nonassessable and are owned by Valley Financial or its Subsidiaries free and clear of any Liens.

(i) Valley Financial has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(ii) Each of Valley Financial’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power.  Each of Valley Financial and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Valley Financial has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the stockholders of Valley Financial, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Valley Financial Board.  The Valley Financial Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Valley Financial and its stockholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Valley Financial’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that Valley Financial’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(e) Corporate Authority.  Subject to receipt of the requisite approval of this Agreement (including the Merger and Plan of Merger) by the holders of more than two-thirds (66.67%) of the outstanding shares of Valley Financial Common Stock entitled to vote thereon (which is the only vote of Valley Financial stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Valley Financial and the Valley Financial Board.  Assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of Valley Financial, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals:  No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Valley Financial or any of its Subsidiaries in connection with the execution, delivery or performance by Valley Financial of this Agreement or to consummate the Merger except for (A) the filing of articles of merger with the VSCC pursuant to the VSCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and (B) the filing of the Proxy Statement with the SEC.  As of the date hereof, Valley Financial is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Valley Financial or of any of its Subsidiaries or to which Valley Financial or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Valley Financial Certificate or the Valley Financial By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) Valley Financial’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2011, 2012 and 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2013, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Valley Financial’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Valley Financial contained in or incorporated by reference into any of Valley Financial’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Valley Financial and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Valley Financial in any of Valley Financial’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Valley Financial and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.03(g)(ii) of Valley Financial’s Disclosure Schedule lists, and upon request, Valley Financial has delivered to Buyer, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by Valley Financial or its Subsidiaries, since December 31, 2011.  Elliott Davis, LLC, which has expressed its opinion with respect to the audited financial statements of Valley Financial and its Subsidiaries (including the related notes) included in Valley Financial’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) Valley Financial has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2010.  Section 6.03(g)(iii) of Valley Financial’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, Valley Financial has delivered to Buyer copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2010, (B) its Quarterly Reports on Form l0-Q for each of the first three fiscal quarters in each of the fiscal years of Valley Financial referred to in clause (A) above, (C) all proxy statements relating to Valley Financial’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Buyer pursuant to this Section 6.03(g), filed by Valley Financial with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Valley Financial from the staff of the SEC since December 31, 2011 and all responses to such comment letters by or on behalf of Valley Financial.

(iv) Valley Financial maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Valley Financial and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  Valley Financial maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2013, such internal control over financial reporting was effective in providing reasonable assurance to Valley Financial’s management and the Valley Financial Board regarding the preparation and fair presentation of published financial statements in accordance with GAAP.  To Valley Financial’s knowledge, each director and executive officer of Valley Financial has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2011.  As used in this Section 6.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) Litigation.  Except as disclosed on Section 6.03(h) of the Disclosure Schedule, neither Valley Financial nor Valley Bank is a party to any, and there are no pending or, to the best of Valley Financial’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Valley Financial or Valley Bank, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.  There is no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”), judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Valley Financial, Valley Bank or the assets of Valley Financial or Valley Bank.

(i) Regulatory Matters.

(i) Neither Valley Financial nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the VSCC, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (individually, a “Regulatory Authority,” and collectively, the “Regulatory Authorities”).

(ii) Neither Valley Financial nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Valley Financial is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws.  Each of Valley Financial and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Consumer Financial Protection Act of 2010, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) is in compliance with the Bank Secrecy Act of 1970 (12 U.S.C. §§1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. PATRIOT Act, including the “Know Your Customer” requirements thereunder, and all regulations issued thereunder, and Valley Bank has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, except as disclosed in Section 6.03(j)(ii) of the Disclosure Schedule, Valley Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS.  Valley Bank has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section 6.03(j)(ii).

(iii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Valley Financial’s knowledge, no suspension or cancellation of any of them is threatened;

(iv) has received, since December 31, 2011, no notification or communication from any Governmental Authority (A) asserting that Valley Financial or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Valley Financial’s knowledge, do any grounds for any of the foregoing exist);

(v) since January 1, 2011, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act of 1999, and all other applicable laws relating to consumer privacy; and

(k) Material Contracts; Defaults.  Except for this Agreement, neither Valley Financial nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision).  Neither Valley Financial nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers.  No action has been taken by Valley Financial that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill + Partners, L.P.

(m) Employee Benefit Plans.

(i) Valley Financial has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Valley Financial or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”).  Except as required by the terms of this Agreement or as Previously Disclosed, neither Valley Financial nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) or the Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Valley Financial is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no material pending or, to the knowledge of Valley Financial, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits.  Neither Valley Financial nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Valley Financial or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Valley Financial or any of its Subsidiaries or any entity (an “ERISA Affiliate”) that is considered one employer with Valley Financial under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA.  To the knowledge of Valley Financial, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Valley Financial or any of its Subsidiaries is a party have been timely made or have been reflected on Valley Financial’s financial statements.  None of Valley Financial, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a) (29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Valley Financial nor any of its Subsidiaries has any obligations to provide retiree health and life insurance (except split dollar life insurance) or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by Valley Financial or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Valley Financial and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Valley Financial has provided or made available to Buyer, true and complete copies of existing:  (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) three most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the Valley Financial Stock Plans, the Valley Bank Supplemental Retirement Plan and except as otherwise provided for in this Agreement or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Valley Financial nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(xi) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Valley Financial, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Valley Financial or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) Neither Valley Financial nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Valley Financial or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Valley Financial or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Valley Financial nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Valley Financial or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

         (n) Labor Matters.  Neither Valley Financial nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Valley Financial or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Valley Financial or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Valley Financial’s knowledge, threatened, nor is Valley Financial aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws.  Valley Financial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Valley Financial, including Article 14.1 of the VSCA (collectively, “Takeover Laws”).

(p) Environmental Matters.  To Valley Financial’s knowledge, neither the conduct nor operation of Valley Financial or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Valley Financial’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To Valley Financial’s knowledge, neither Valley Financial nor any of its Subsidiaries has received any notice from any person or entity that Valley Financial or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to Valley Financial and its Subsidiaries have been timely filed (taking into account all applicable extensions) and such Tax Returns are accurate and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Valley Financial’s consolidated financial statements as of December 31, 2013.  All assessments for Taxes of Valley Financial or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid.  There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon Valley Financial or any of its Subsidiaries.  Neither Valley Financial nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect.  Neither Valley Financial nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2013 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Valley Financial as of December 31, 2013.  There are no material disputes pending, or claims asserted, for Taxes or assessments upon Valley Financial nor any of its Subsidiaries for which Valley Financial does not have reserves that are adequate under GAAP.  Except as may be disclosed on Section 6.03(q) of the Disclosure Schedule, neither Valley Financial nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, Tax-allocation or Tax-indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between Valley Financial and Valley Bank).  Within the past five years, neither Valley Financial nor Valley Bank has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.  Neither Valley Financial nor Valley Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Valley Financial or Valley Bank.  Neither Valley Financial nor Valley Bank has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  As of the date hereof, neither Valley Financial nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Valley Financial is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r) Risk Management Instruments.  Neither Valley Financial nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Valley Financial’s own account, or for the account of one or more of Valley Financial’s Subsidiaries or their customers.

(s) Books and Records.  The books and records of Valley Financial and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.
(t) Insurance.  Valley Financial Previously Disclosed all of the insurance policies, binders, or bonds maintained by Valley Financial or its Subsidiaries.  Valley Financial and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Valley Financial reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Valley Financial and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Reports; Regulatory Matters.  Valley Financial and Valley Bank have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Authorities and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, Regulatory Authority or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  Except as set forth on Section 6.03 of the Disclosure Schedule and except for normal examinations conducted by a Regulatory Authority or other Governmental Entity in the ordinary course of the business of Valley Financial and Valley Bank, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Valley Financial, investigation into the business, disclosures or operations of Valley Financial or Valley Bank.  Except as set forth on Section 6.03 of the Disclosure Schedule, since January 1, 2011, no Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Valley Financial, investigation into the business, disclosures or operations of Valley Financial or Valley Bank.  Valley Financial and Valley Bank have fully complied with, and there is no unresolved violation, criticism, comment or exception by any Governmental Agency with respect to, any report or statement relating to any examinations or inspections of Valley Financial or Valley Bank.  Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Valley Financial or Valley Bank (other than normal examinations conducted by a Governmental Entity in Valley Financial’s ordinary course of business).  Except as set forth on Section 6.03 of the Disclosure Schedule, neither Valley Financial nor Valley Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011 a recipient of any supervisory letter from, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated commercial banks or their Subsidiaries (each item in this sentence, a “Valley Financial Regulatory Agreement”), nor has Valley Financial or Valley Bank been advised since January 1, 2011 by any Regulatory Authority or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Valley Financial Regulatory Agreement.  To the knowledge of Valley Financial, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Valley Financial is not an “eligible depository institution” as defined in 12 C.F.R. § 303.2(r).

(v) Financial Statements.

(i) Valley Financial has made available to Buyer the audited consolidated balance sheets (including related notes and schedules, if any) of Valley Financial as of December 31, 2013, and December 31, 2012, and the related consolidated statements of income, changes in shareholders’  equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2013 and 2012, and (b) the unaudited consolidated balance sheets and income statements of Valley Financial and Valley Bank as of, and with respect to the six months ended June 30, 2014 (the “Valley Financial Financial Statements”).  The Valley Financial Financial Statements (as of the dates thereof and for the periods covered thereby) (i) have been prepared from, and are in accordance with, the books and records of Valley Financial and Valley Bank in all respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Valley Financial and Valley Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Valley Financial and Valley Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Elliott Davis LLC has served as independent registered public accountant for Valley Financial for all periods; such firm has not resigned or been dismissed as independent public accountants of Valley Financial as a result of or in connection with any disagreements with Valley Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Valley Financial nor Valley Bank has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (i) those liabilities that are reflected or reserved against on the Valley Financial Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or (iii) liabilities incurred since June 30, 2014, in connection with this Agreement and the transactions contemplated hereby.  Valley Financial has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860 Amendment to the Accounting Standards Update No. 2009-16 (formerly FASB Statement No. 166, “Accounting for Transfers of Financial Assets”).

(iii) Since December 31, 2013, (i) through the date hereof, neither Valley Financial nor Valley Bank, to the knowledge of the officers of Valley Financial, any director, officer, employee, auditor, accountant or representative of Valley Financial or Valley Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley

(iv) Financial or Valley Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Valley Financial or Valley Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Valley Financial or Valley Bank, whether or not employed by Valley Financial or Valley Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Valley Financial or any of its officers, directors, employees or agents to the Valley Financial Board or any committee thereof or to any director or officer of Valley Financial.

(v) The information contained in the budget or the pro forma financial information (including, without limitation, the most recent projections and forecasts contained therein) that was provided by Valley Financial to Buyer, was based upon reasonable assumptions, and, to Valley Financial’s knowledge, such assumptions and such budget or pro forma financial information remain reasonable as of the date hereof.

(w) Section 6.03(w) of the Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Valley Financial or Valley Bank is a party and (b) a list of each parcel of real property leased by Valley Financial or Valley Bank together with the current annual rent (each, a “Property Lease”).  Each Property Lease is valid and binding on Valley Financial or Valley Bank and is in full force and effect.  Valley Financial or Valley Bank has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease.  Neither Valley Financial nor Valley Bank is in material default under any Property Lease.

(x) Privacy of Customer Information.  Valley Financial maintains individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this agreement and the other transactions contemplated hereby.  For purposes of this Section 6.03(x), “IIPI” shall include any information relating to an identified or identifiable natural person.  Neither Valley Financial or Valley Bank has any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Valley Financial, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply in any material respect with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended, the Gramm-Leach-Bliley Act of 1999 and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy.  In accordance with the requirements of the Gramm-Leach-Bliley Act of 1999, and the regulations promulgated thereunder, Valley Financial (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

(y) Bank Secrecy Act; U.S.A. PATRIOT Act; Money Laundering.  Neither Valley Financial or Valley Bank has any reason to believe that any facts or circumstances exist, which would cause Valley Financial or Valley Bank to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Chapter X), the U.S.A. PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury, or any other applicable anti-money laundering law.  Furthermore, the Valley Bank Board has adopted and Valley Bank has implemented a BSA/AML compliance program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the U.S.A. PATRIOT Act.  Valley Financial has not engaged in any material “unfair, deceptive, or abusive act or practice” as such phrase is used in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(z)  CRA Compliance.  Neither Valley Financial or Valley Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder.  As of the date hereof, Valley Financial or Valley Bank’s most recent examination rating under the CRA was “satisfactory” or better.  Valley Financial knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Valley Financial or Valley Bank to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Valley Financial or Valley Bank to decrease below the “satisfactory” level.

(aa) Securitizations.  Valley Financial is not a party to any agreement securitizing any of its assets.

(bb) Reorganization; Approvals.  As of the date of this Agreement, Valley Financial (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(cc) Opinion.  Before the execution of this Agreement, the Valley Financial Board has received an opinion from Sandler O’Neill Partners, L.P., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the common stockholders of Valley Financial from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

(dd) Disaster Recovery and Business Continuity.  Valley Financial has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Valley Financial’s customers, assets, or employees.  To the best of Valley Financial’s knowledge, such program ensures that Valley Financial and Valley Bank can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council and the FDIC.

(ee) Valley Financial Information.  The information relating to Valley Financial and Valley Bank that is provided by Valley Financial or its representatives for inclusion in the Proxy Statement (as defined in Section 7.03(a)), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(ff) No Further Representations.  Except for the representations and warranties specifically set forth in this Article 6 of this Agreement, neither Valley Financial, Valley Bank, nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or at equity, with respect to the transactions contemplated hereby, and Valley Financial hereby disclaims any such representation or warranty whether by Valley Financial, Valley Bank or any of its officers, directors, employees, affiliates, or any other Person.

(gg) Loan Portfolio.

(i) Section 6.03(gg) of the Disclosure Schedule sets forth, as of September 30, 2014 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Valley Financial or Valley Bank (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Valley Financial as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Valley Financial or Valley Bank that is classified as “Other Real Estate Owned” and the book value thereof.

(ii) To Valley Financial’s knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally subject to general principles of equity, and subject to technical flaws undiscovered by Valley Financial, which would in certain circumstances limit or delay enforceability of the obligor).  All Loans originated by Valley Financial or Valley Bank, and all such Loans purchased by Valley Financial or Valley Bank, were made or purchased in accordance with customary lending standards.  All such Loans (and any related guarantees) and payments due thereunder are, and on the closing of the Merger will be, free and clear of any Lien, and Valley Financial and Valley Bank have complied in all material respects, and on the closing of the Merger will have complied in all material respects, with all laws and regulations relating to such Loans.

(iii) Since December 31, 2013, Valley Bank has not incurred any unusual or extraordinary loan losses that are material to Valley Financial and Valley Bank on a consolidated basis; to Valley Financial’s knowledge and in light of each of the Valley Bank’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Valley Financial’s Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable regulatory agency.

(hh) Intellectual Property.  Valley Financial and Valley Bank owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Valley Financial’s Intellectual Property have been paid.  The use of any Intellectual Property by Valley Financial and Valley Bank does not, to the knowledge of Valley Financial, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Valley Financial or Valley Bank acquired the right to use any Intellectual Property.  To Valley Financial’s knowledge, no person is challenging, infringing on or otherwise violating any right of Valley Financial or Valley Bank with respect to any Intellectual Property owned by and/or licensed to Valley Financial or Valley Bank.  Neither Valley Financial nor Valley Bank has received any written notice of any pending claim with respect to any Intellectual Property used by Valley Financial or Valley Bank and, to Valley Financial’s knowledge, no Intellectual Property owned and/or licensed by Valley Financial or Valley Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

6.04           Representations and Warranties of Buyer.  Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Buyer hereby represents and warrants to Valley Financial:

(a) Corporate Organization.

(i) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii) Buyer is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Buyer Articles and the Buyer By-Laws, as in effect as of the date of this Agreement, have previously been made available to Valley Financial.

(iii) Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Valley Financial, are true, complete and correct copies of such documents as of the date of this Agreement.

(b) Capitalization.

(i) The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer common stock, of which 60,000,000 shares are designated as voting common stock (Buyer Common Stock) and 20,000,000 shares are designated as non-voting common stock (Buyer Non-Voting Common Stock), of which, as of September 30, 2014 (the “Buyer Capitalization Date”), 23,782,501 shares of Buyer Common Stock  and 5,692,213 shares of Buyer Non-Voting Common Stock were issued and outstanding, and 20,000,000 shares of preferred stock (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, no shares of Buyer Preferred Stock were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Buyer Preferred Stock were reserved for issuance, except for 618,751 shares of Buyer Common Stock underlying options and restricted stock currently outstanding; 1,366,329 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”); and 5,692,213 shares of Buyer Common Stock reserved for issuance upon conversion of the Buyer Non-Voting Common Stock.  All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 6.04(b) of the Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common  Stock, Buyer Non-Voting Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(ii) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Authority; No Violation.

(i) Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Buyer Board and, subject to the receipt of required approval by the Buyer shareholders, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Valley Financial) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(ii) Except as set forth on Section 6.04(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer By-Laws or (ii) assuming that the consents, approvals, filings or registrations with any Governmental Authority or with any third party required to be obtained or made by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the Merger are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(d) Consents and Approvals  Except for (a) the filing of applications, notices, and waiver requests, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the FDIC under the FDI Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”), and declaration of effectiveness of the Registration Statement, (c) the filing of the North Carolina Articles of Merger with the Secretary of State pursuant to the Banking Laws of North Carolina and the NCBCA and the VSCC articles of merger pursuant to the VSCA and the filing of Articles of Merger with respect to the Bank Merger, (d) the receipt of the approval by the shareholders of Buyer, to consummate the transactions contemplated hereby, (e) notices or filings required under consumer finance, mortgage banking and other similar laws, and (f) such filings and approvals as are required to be made or obtained under “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Buyer of this Agreement.

(e) Reports; Regulatory Matters.

(i) Except as set forth on Section 6.04(e) of the Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Agencies and each other applicable Governmental Authority, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Authorities, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities or a Governmental Authority in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Documents, no Regulatory Authority or Governmental Authority has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2011, except as disclosed in the Buyer SEC Documents, no Regulatory Authority or Governmental Authority has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority or Governmental Authority with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority or Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Authority or Governmental Authority in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Documents).

(ii) Except as disclosed in the Buyer SEC Documents, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2011 by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.  To the knowledge of Buyer, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Buyer is not an “eligible depository institution” as defined in 12 C.F.R. Section 303.2(r).

(iii) Buyer has previously made available to Valley Financial an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Exchange Act under the Exchange Act and before the date of this Agreement (the “Buyer SEC Documents”). No such Buyer SEC Document, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

(f) Financial Statements.

(i) The financial statements of Buyer and its Subsidiaries or Buyer Bank, as applicable, included (or incorporated by reference) in the Buyer SEC Documents (including the related notes, where applicable) (the “Buyer Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer Bank, as applicable, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries or Buyer Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry Bekaert LLP has served as independent registered public accountant for Buyer and Buyer Bank, as applicable, for all periods covered in the Buyer SEC Documents; such firm has not resigned or been dismissed as independent public accountants of Buyer or Buyer Bank, as applicable, as a result of or in connection with any disagreements with Buyer or Buyer Bank, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due to or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or in connection with this Agreement and the transactions contemplated hereby.  Buyer has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860.

(iii) Since September 30, 2014, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Buyer Board or any committee thereof or to any director or officer of Buyer

(g) Broker’s Fees.  Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 6.04(g) of the Disclosure Schedule.

(h) Absence of Certain Changes or Events.

(i) Since September 30, 2014, except as disclosed in the Buyer SEC Documents, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Buyer.

(ii) Without limiting the foregoing, Buyer is not aware of any liability relating to Buyer’s sale of SBA or mortgage loans, (including repurchase obligations where the repurchased portion is subject to an enforceable guarantee by the SBA or other government-sponsored entity) beyond any reserves established for such liabilities in the Buyer Financial Statements.

(iii) Other than as set forth on Section 6.04(h) of the Disclosure Schedule, since September 30, 2014 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(i) Legal Proceedings.

(i) Except as disclosed in the Buyer SEC Documents, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

(ii) There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Documents, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

(j) Taxes and Tax Returns.  Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

(k) Compliance with Applicable Law.

(i) Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Authority relating to Buyer or any of its Subsidiaries.

(ii) Buyer has complied in all material respects with (i) all contractual obligations of Buyer related to its SBA and mortgage lending programs and (ii) all laws applicable to Buyer  related to its SBA and mortgage lending programs.

(iii) Since the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market.

(l) Assets.

(i) Since September 30, 2014, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Authority.

(ii) To the knowledge of Buyer, Buyer’s Subsidiaries are in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(m) Approvals  As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(n) Buyer Information The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Registration Statement, or in any application, notification or other document filed with any other Regulatory Authority or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(o) Bank Secrecy Act; Patriot Act; Money Laundering  Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury, or any other applicable anti-money laundering law.  Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.  Buyer has not engaged in any material “unfair, deceptive, or abusive practice” as such phrase is used in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(p) CRA Compliance  Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Buyer’s and each Buyer Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

(q) Tax Matters  Neither Buyer, nor Buyer Bank nor any of their affiliates has taken or agreed to take any action, or knowingly failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Buyer and Buyer Bank to continue, either through a wholly owned subsidiary of Buyer or through a member of Buyer’s Qualified Group, at least one significant historic business line of Valley Financial, or to use at least a significant portion of the historic business assets of Valley Financial in a business, in each case within the meaning of Section 1.368-1(d) of the regulations promulgated by the United States Department of the Treasury with respect to the Code (the “Treasury Regulations”).  As used in this Agreement, the term “Qualified Group” shall mean Buyer’s “qualified group” as such term is defined within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii).  As of the date of the Merger, (i) Buyer will own all of the outstanding stock or other equity interests in Buyer Bank, and (ii) Buyer will be in “control” of Buyer Bank within the meaning of Code Section 368(c).  Buyer has no plan or present intention to sell, transfer or otherwise dispose of any of the capital stock of Buyer Bank following the Merger, and Buyer has no present plan or intention to cause Buyer Bank to issue additional capital stock following the Merger, that in either case would result in Buyer’s not having “control” of Buyer Bank within the meaning of Code Section 368(c).  As of the date of this Agreement, and as of the date of the Closing, neither Buyer, nor Buyer Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer or Buyer Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer shares issued to the Valley Financial stockholders in connection with the Merger.

(r) Environmental Liability  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Buyer or Buyer Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Buyer’s actual knowledge, threatened against Buyer or any of Buyer Subsidiaries. To the actual knowledge of Buyer, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Authority or any third party that would give rise to any material liability or obligation on the part of Buyer or any of Buyer Subsidiaries.  Neither Buyer nor any of Buyer Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to any of the foregoing. To Buyer’s actual knowledge, each of Buyer and Buyer Subsidiaries, and (except as set forth in written third party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Buyer) any property in which Buyer or any of Buyer Subsidiaries hold a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.  The representations and warranties contained within this Section 6.04(r) are Buyer’s only representations and warranties with respect to environmental matters.

(s) State Takeover Laws  Buyer has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of any applicable “moratorium,” “fair price,” “business combination”, “control share,” or other anti-takeover laws.

(t) Employee Benefit Plans.

(i) Buyer has made available all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Buyer Employees”), current or former consultant (the “Buyer Consultants”) or current or former director (the “Buyer Directors”) of Buyer or any of its Subsidiaries participates or to which any such Buyer Employees, Buyer Consultants or Buyer Directors are a party (the “Buyer Compensation and Benefit Plans”).  Except as required by the terms of this Agreement or as Previously Disclosed, neither Buyer nor any of its Subsidiaries has any commitment to create any additional Buyer Compensation and Benefit Plan or to modify or change any existing Buyer Compensation and Benefit Plan.

(ii) Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Buyer  Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Buyer  Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) or the Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no material pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer  Compensation and Benefit Plans other than routine claims for benefits.  Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Buyer Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Buyer or any of its Subsidiaries or any entity (an “Buyer ERISA Affiliate”) that is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA.  To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer’s financial statements.  None of

(v) Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan pursuant to Section 401(a) (29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(vi) Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance (except split dollar life insurance) or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Buyer Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Buyer Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vii) Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Buyer Employees.

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(ix) Neither Buyer nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Valley Financial, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Buyer or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                      (xii) Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Buyer Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(v) No Further Representations.  Except for the representations and warranties specifically set forth in this Section 6.04 of this Agreement, neither Buyer, Buyer Bank, nor any other Person makes or shall be deemed to make any representation or warranty to Valley Financial, express or implied, at law or at equity, with respect to the transactions contemplated hereby, and Valley Financial hereby disclaims any such representation or warranty whether by Buyer, Buyer Bank or any of its officers, directors, employees, affiliates, or any other Person.

ARTICLE VII
Covenants

7.01           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Valley Financial and Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02           Stockholder Approvals.

(a) Valley Financial agrees to take, in accordance with applicable law and the Valley Financial Certificate and Valley Financial By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Valley Financial’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Valley Financial Meeting”), as promptly as practicable after the Registration Statement is declared effective.  The Valley Financial Board will recommend that the Valley Financial stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Valley Financial Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Valley Financial Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Valley Financial Board under applicable law.

(b) Buyer agrees to take, in accordance with applicable law and the Buyer Certificate and Buyer By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the issuance of the Merger Consideration pursuant to NASDAQ Listing Rule 5635 and pursuant to the applicable section of the NCBCA and any other matters required to be approved by Buyer’s stockholders for consummation of the Merger and the transactions contemplated by the Agreement (including any adjournment or postponement, the “Buyer Meeting”), as promptly as practicable after the Registration Statement is declared effective.  The Buyer Board will recommend that the Buyer stockholders approve the issuance of the Merger Consideration and, as necessary, the transactions contemplated by the Agreement, provided that the Buyer Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if the Buyer Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Buyer Board under applicable law.

7.03           Registration Statement.

(a) Buyer agrees to prepare the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the prospectus of Buyer and proxy solicitation materials of Buyer and Valley Financial constituting a part thereof (the “Proxy Statement”) and all related documents).  Valley Financial and Buyer agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement.  Buyer agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 45 days from the date of this Agreement.  Each of Valley Financial and Buyer agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  Buyer also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Each of Buyer and Valley Financial agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Valley Financial or their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  Valley Financial shall have the right to review and consult with Buyer and approve the form of,  and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Valley Financial and Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Valley Financial Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.  Each of Valley Financial and Buyer further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) Buyer agrees to advise Valley Financial, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04           Press Releases.  Each of Valley Financial and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

7.05           Access; Information.

(a) Each of Valley Financial and Buyer agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the  business, properties and personnel of it as the other may reasonably request.  Neither Buyer or its Subsidiaries nor Valley Financial or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Buyer, Valley Financial or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, the parties will make appropriate substitute disclosure arrangements.

(b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement.  Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

7.06           Acquisition Proposals.  Valley Financial agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal.  It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Buyer with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.  Valley Financial will inform Buyer promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Valley Financial or any merger, change or control or other business combination involving Valley Financial.  Notwithstanding the foregoing, if, at any time the Valley Financial Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Valley Financial, in response to a written Acquisition Proposal that was unsolicited after the date of this Agreement or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to Valley Financial to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

7.07           Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.08           Exemption from Liability Under Section 16(b).  Buyer and Valley Financial agree that, in order to most effectively compensate and retain certain directors and officers of Valley Financial in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of Valley Financial not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 7.08.  The Valley Financial Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by the directors and officers of Valley Financial Common Stock and Valley Financial Stock Options, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

7.09           Regulatory Applications.

(a) Buyer and Valley Financial and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare within 45 days of the date of this Agreement all documentation and to effect all filings with Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted by a Regulatory Authority or a Governmental Authority with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that Buyer shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.01(b).  Each of Buyer and Valley Financial shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party, Regulatory Authority or Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Regulatory Authority or a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority or a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”).  Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, Buyer shall, to the extent permitted by applicable law (i) promptly advise Valley Financial of the receipt of any substantive communication from a Regulatory or a Governmental Authority with respect to the transactions contemplated hereby, (ii) provide Valley Financial with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory or Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Valley Financial with the opportunity to participate in any meetings or substantive telephone conversations that Buyer or its Subsidiaries or their respective representatives may have from time to time with any Regulatory Authority or Governmental Authority with respect to the transactions contemplated by this Agreement.

(b)  Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority or Governmental Authority.

7.10           Indemnification.

(a) Following the Effective Date and for a period of six years thereafter, Buyer shall indemnify, defend and hold harmless the present directors, officers and employees of Valley Financial and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Valley Financial is permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the Commonwealth of Virginia, the Valley Financial Certificate, the Valley Financial By-Laws and any agreement or Valley Financial Board resolution adopted or in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the Valley Financial Certificate, the Valley Financial By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Buyer) selected by Buyer and reasonably acceptable to such officer or director.  The fees and expenses of such independent legal counsel shall be paid for by Buyer.

For purposes of this Section 7.10 in the event any claim is asserted within the six year period after the Effective Time, all such rights in respect of any such claim shall continue until disposition thereof and the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party.

(b) For a period of six years from the Effective Time, Buyer shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Valley Financial or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Valley Financial) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Valley Financial; provided, that in no event shall Buyer be required to expend more than 200% of the current amount expended by Valley Financial (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.10(b), Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Valley Financial or any Subsidiary may be required to make application and provide customary representations and warranties to Buyer’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 7.10(a) unless and to the extent that Buyer is actually prejudiced as a result of such failure.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.10.

(e) The provisions of this Section 7.10 (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.11           Benefit Plans

(a) At and following the Effective Time (i) Buyer shall provide employees of Valley Financial and its Subsidiaries with employee benefit plans substantially similar to those provided to similarly situated employees of Buyer, (ii) Buyer shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all  employees of Valley Financial and its Subsidiaries shall receive credit for years of service with Valley Financial, its Subsidiaries and their predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation or paid time off; provided, that, in accordance with Buyer’s policies, no vacation or paid time off shall be thereafter carried over into a subsequent calendar year) under Buyer’s benefit plans.

(b) Buyer agrees that each employee of Valley Financial and its Subsidiaries who is involuntarily terminated by Buyer or any of its Subsidiaries (other than for cause) on or within 12 months of the Effective Date, shall receive (i) a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at Valley Financial or its Subsidiaries (with credit for partial years of service) with a minimum payment equal to four weeks of base pay in lieu of severance benefits payable under the Valley Financial Corporation Severance Plan, provided that employees of Valley Financial and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances who will be paid severance only in accordance with such agreements, (ii) reimbursement for up to six months of such employee’s COBRA premium payments, if COBRA coverage is elected by such employee, that are in excess of the premium payment paid by such employee immediately prior to termination, and (iii) outplacement services provided by or at the expense of Buyer in accordance with Buyer’s then current practices and procedures.

(c) Prior to the Effective Time, Valley Financial shall take all steps necessary to (A) freeze the benefit amounts payable under the Supplemental Retirement Plan (“SERP”) to the amount payable under the SERP in accordance with Article III thereof as of the Effective Time, (B) establish and fund a “Rabbi” Trust for the purposes of providing benefits accrued under the SERP in accordance with Article III thereof as of the Effective Time, and (C) amend the SERP’s eligibility provisions to freeze future participation as of the Effective Time.  Buyer shall agree to assume sponsorship of the SERP and to pay out all benefits accrued as of the Effective Time in accordance with the terms of the SERP.

(d) Prior to the Effective Time, Valley Financial shall one hundred percent vest all accrued benefits provided under Valley Financial’s 401(k) plan and take action to terminate such plan, subject to consummation of the Merger.

(e) Except as provided on Section 7.11(e) to the Buyer Disclosure Schedule, at and following the Effective Time, Buyer shall honor, and Buyer shall be obligated to perform, or shall cause its Subsidiaries to honor and perform, in accordance with their terms and applicable law, the contractual rights of Employees, Consultants and Directors of Valley Financial and its Subsidiaries existing as of the Effective Time.

7.12           Notification of Certain Matters.  Each of Valley Financial and Buyer shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.13           Directors and Officers.

(a) Buyer agrees to cause one individual from Valley Financial to be appointed as a director of each of Buyer and Buyer Bank at the Effective Time.  Valley Financial shall nominate the individual for consideration by Buyer, who in its sole discretion, will select the new director.

(b) Buyer agrees to offer a three-year employment contract to the President and Chief Executive Officer of Valley Financial to serve as Virginia Market President of Buyer Bank at the effective time of the Merger (the “Employment Agreement”).

7.14           Compliance with Laws.  Each of Valley Financial and its Subsidiaries and Buyer and its subsidiaries shall comply in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable therein or to employees conducting businesses on their behalf and will not take any action after the Effective Time, including the Bank Merger, that would cause the Merger to fail to qualify as a reorganization, within the meaning of Section 368(a) of the Code.

7.15           Assumption of TRUPs.  Buyer acknowledges that Valley Statutory Trust I, Valley Statutory Trust II, and Valley Statutory Trust III hold subordinated debentures issued by Valley Financial and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities.  Buyer agrees that at the Effective Time, it shall expressly assume all of Valley Financial’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Valley Financial) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Valley Statutory Trust I, Valley Statutory Trust II, and Valley Statutory Trust III, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Valley Financial’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Valley Statutory Trust I, Valley Statutory Trust II, and Valley Statutory Trust III (the “TRUPs Assumption”).

7.16           Assumption of Subordinated Note.  Further, Buyer agrees that at the Effective Time, it shall expressly assume all of Valley Financial’s obligations under the Variable Rate Subordinated Note, in the amount of $11,000,000.00, dated October 15, 2013, and payable to Franklin Federal Savings Bank.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of Buyer and Valley Financial to consummate the Merger is subject to the fulfillment or written waiver by Buyer and Valley Financial prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement and any other matters required to be approved by Valley Financial’s stockholders for consummation of the Merger shall have been duly approved by the requisite vote of the stockholders of Valley Financial, and the Merger and the issuance of the Merger Consideration shall have been duly approved by the requisite vote of the stockholders of Buyer.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the Buyer Board reasonably determines in good faith would have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, Injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Listing.  The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(f) TRUPs Assumption.  Buyer shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by Buyer to effect the TRUPs Assumption.

8.02           Conditions to Obligation of Valley Financial.  The obligation of Valley Financial to consummate the Merger is also subject to the fulfillment or written waiver by Valley Financial prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Valley Financial shall have received a certificate, dated the Effective Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Valley Financial shall have received a certificate, dated the Effective Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Certain Payments. To the extent permitted by applicable law, those persons listed on Section 8.02(c) of the Disclosure Schedule shall have received those payments listed on Section 8.02(c) of the Disclosure Schedule, which shall be paid on or before the Effective Time. Persons receiving severance payments pursuant to this Section 8.02(c) shall not be entitled to receive additional severance benefits pursuant to Section 7.11(b)(i). For the avoidance of doubt and notwithstanding any provision contained herein to the contrary, Valley Financial’s payment of any payments listed on Section 8.02(c) of the Disclosure Schedule shall be permitted under this Agreement and shall not constitute a breach hereunder.

(d) Employment Agreements. Buyer Bank shall have entered into, effective upon closing of the Merger, the Employment Agreement.  Buyer Bank, with input from the President and Chief Executive Officer of Valley Financial, shall also enter into employment agreements with key loan production personnel of Valley Financial.

(e) Opinion of Valley Financial’s Counsel.  Valley Financial shall have received an opinion of Williams Mullen, counsel to Valley Financial, in form and substance reasonably satisfactory to Valley Financial, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code.  In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from Valley Financial, Buyer, officers and employees of Valley Financial or Buyer, and others, reasonably satisfactory in form and substance to it.

8.03           Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Merger is also subject to the fulfillment or written waiver by Buyer prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Valley Financial set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Buyer shall have received a certificate, dated the Effective Date, signed on behalf of Valley Financial by the Chief Executive Officer and the Chief Financial Officer of Valley Financial to such effect.

(b) Performance of Obligations of Valley Financial.  Valley Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate, dated the Effective Date, signed on behalf of Valley Financial by the Chief Executive Officer and the Chief Financial Officer of Valley Financial to such effect.

(c) Opinion of Buyer’s Counsel.  Buyer shall have received an opinion of Womble Carlyle Sandridge & Rice, LLP, counsel to Buyer, in form and substance reasonably satisfactory to Buyer, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code.  In rendering its opinion, Womble Carlyle Sandridge & Rice, LLP may require and rely upon representations contained in letters from Buyer, Valley Financial, officers and employees of Buyer or Valley Financial, and others, reasonably satisfactory in form and substance to it.

(d) Support Agreement.  All of the directors of Valley Financial and Valley Financial Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit B .

(e) Noncompete Agreement.  All of the directors of Valley Financial and Valley Financial Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Noncompete Agreement substantially in the form attached hereto as Exhibit C .

ARTICLE IX

Termination

9.01           Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Buyer and Valley Financial, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.  At any time prior to the Effective Time, by Buyer or Valley Financial (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:  (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Delay.  At any time prior to the Effective Time, by Buyer or Valley Financial, if its Board of Directors so determines by vote of a majority of the members of such party’s entire Board of Directors, in the event that the Merger is not consummated by September 30, 2015, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) Failure of Buyer Conditions.  By Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Sections 8.03(a) or 8.03(b) of this Agreement have not been satisfied by Valley Financial within five business days after satisfaction of the last condition in Section 8.01 to be satisfied (and cannot be, or have not been, cured by Valley Financial within 30 days after the giving of written notice of such failure) and have not been waived by Buyer.

(e) Failure of Valley Financial Conditions.  By Valley Financial (provided that Valley Financial is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Sections 8.02(a) or 8.02(b) of this Agreement have not been satisfied by Buyer within five business days after satisfaction of the last condition in Section 8.01 to be satisfied (and cannot be, or have not been, cured by Buyer within 30 days after the giving of written notice of such failure) and have not been waived by Valley Financial.

(f) No Approval.  By Valley Financial or Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Valley Financial Meeting or the Buyer Meeting.

(g) Failure to Recommend, Etc.

(i) At any time prior to the Valley Financial Meeting, by Buyer if the Valley Financial Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer.

(ii) At any time prior to the Buyer Meeting, if required, by Valley Financial if the Buyer Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Valley Financial.

(h) Superior Proposal.  By Valley Financial, if the Valley Financial Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Valley Financial Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by Valley Financial in compliance with Section 7.06 and that would, if consummated, result in a transaction that is more favorable to Valley Financial’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, that (i) this Agreement may be terminated by Valley Financial pursuant to this Section 9.01 (h) only after the fifth business day following Buyer’s receipt of written notice from Valley Financial advising Buyer that Valley Financial is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, Buyer does not make an offer to Valley Financial that the Valley Financial Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Valley Financial pays the Fee specified in Section 9.03.

(i)  Decline in Buyer Common Stock Price.  By Valley Financial, if the Valley Financial Board so determines by a vote of the majority of the members of the entire Valley Financial Board, at any time during the five-day period commencing with the fifth trading day immediately preceding the Effective Date (the “Determination Date”), if both of the following conditions are satisfied:

(i) The number obtained by dividing the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal ending on the Determination Date) (the “Average Closing Price”) by the Starting Price (as defined below) (the “Buyer Ratio”) shall be less than 0.80; and

(ii) (x) the Buyer Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following sentence.  If Valley Financial elects to exercise its termination right pursuant to this Section 9.01(i), it shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period).

For purposes of this Section 9.01(i), the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Buyer Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

9.02           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as provided in Section 9.03, in which case the remedies in Section 9.03 shall be the exclusive remedies (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) Sections 7.03(b), 7.05(b), 9.02, 9.03, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10 and 10.12 shall survive any termination of this Agreement.

9.03           Fees and Expenses.

(a) In the event that, (i) this Agreement shall be terminated by Valley Financial pursuant to Section 9.01(h), then Valley Financial shall pay Buyer promptly (but in no event later than two business days after the date of termination of this Agreement by Valley Financial) a fee of $3,500,000 (the “Fee”), which amount shall be payable in immediately available funds or (ii) this Agreement is terminated by Buyer pursuant to Section 9.01(g), and prior to that date that is 12 months after such termination, Valley Financial or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then Valley Financial shall pay Buyer the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds.  For the purposes of this Section, “Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal.  For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “24.99%” shall be deemed to be references to “51%.”  In no event shall Valley Financial be required to pay the Fee on more than one occasion.

(b) In the event that Valley Financial shall fail to pay the Fee when due, then Valley Financial shall pay the Fee plus the costs and expenses actually incurred by Buyer (including, without limitation, fees and expenses of counsel) in connection with the collection of the Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01           Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.10, 7.11, 7.13, and this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

10.02           Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Valley Financial Meeting, this Agreement may not be amended if it would violate the VSCA.

10.03           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.04           Counterparts; Execution by Electronic Means.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.  The reproduction of signatures by means of facsimile device or other electronic means shall be treated as though such reproductions are executed originals.

10.05           Governing Law; Venue; Jury Trial Waiver.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).  All actions and proceedings arising out of or relating to this Agreement or its subject matter shall be heard and determined exclusively in any state or federal court sitting in the City of Greensboro, North Carolina.  EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE-NAMED VENUE, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.06           Expenses.  Subject to the obligations of Valley Financial set forth in Section 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Valley Financial and Buyer.

10.07           Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Valley Financial, to:

Valley Financial Corporation
36 Church Avenue, SW
Roanoke, Virginia 24011
Attn:  Ellis L. Gutshall
President and Chief Executive Officer

With a copy to:

Williams Mullen
200 South 10th Street (23219)
P.O. Box 1320
Richmond, Virginia  23218-1320
Facsimile:  (804) 420-6507
Attn:  Wayne A. Whitham, Jr., Esquire

If to Buyer, to:

BNC Bancorp
3980 Premier Drive
High Point, NC 27265
Attn:           Richard D. Callicutt II
President and CEO
E-mail: rcallicutt@bankofnc.com

With a copy to:

Womble Carlyle Sandridge & Rice, LLP
550 South Main Street, Suite 400
Greenville, SC 29601
Attn:           Betty O. Temple
E-mail:                      btemple@wcsr.com

10.08           Entire Understanding; No Third Party Beneficiaries.  This Agreement (including the Disclosure Schedules and Exhibits) and the Confidentiality Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made.  Except for Section 7.10 and the Confidentiality Agreement, which shall inure to the benefit of the Persons referred to in such Sections, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09           Severability.  The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10           Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

10.11           Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated.  The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.  No provision of this Agreement shall be construed to require Valley Financial, Buyer or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.  The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

10.12           Publicity.  Buyer and Valley Financial each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, the NASDAQ or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

VALLEY FINANCIAL CORPORATION

By:	/s/ Ellis L. Gutshall
Ellis L. Gutshall
President and Chief Executive Officer

BNC BANCORP

By:	/s/ Richard D. Callicutt, II
Richard D. Callicutt
President and Chief Executive Officer

Signature Page to the Agreement and Plan of Reorganization

Exhibit A

SUBSIDIARY PLAN OF MERGER

This SUBSIDIARY PLAN OF MERGER (the “Plan of Merger”) is made and entered into as of the ___ day of November, 2014, by and between Bank of North Carolina, a North Carolina banking corporation (“Bank of North Carolina”), and Valley Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia (“Valley Bank”).

WITNESSETH:

WHEREAS, BNC Bancorp, a North Carolina corporation (“BNC”), and Valley Financial Corporation, a Virginia corporation (“Valley”), entered into that certain Agreement and Plan of Merger dated as of November 17, 2014 (the “Merger Agreement”), which provides for the merger of Valley with and into BNC (the “Merger”);

WHEREAS, immediately following consummation of the Merger, BNC and Valley, as the current sole-shareholders, respectively, of Bank of North Carolina and Valley Bank, desire to consolidate the operations of Bank of North Carolina and Valley Bank pursuant to the merger of Valley Bank with and into Bank of North Carolina (the “Subsidiary Merger”);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Merger.  Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Valley Bank shall be merged with and into Bank of North Carolina as authorized by the relevant provisions of the Bank Merger Act (12 U.S.C. §1828(c)) and Chapter 53C of the North Carolina General Statutes.  Bank of North Carolina shall be the surviving bank resulting from the Subsidiary Merger (the “Surviving Bank”) and shall be operated as a wholly owned subsidiary of BNC.  At the Effective Time, the separate existence of Valley Bank shall cease.

Effective Time.  The Subsidiary Merger shall not be effective unless and until (i) the Merger is consummated; and (ii) the Subsidiary Merger receives all necessary approvals from the Federal Deposit Insurance Corporation (“FDIC”) pursuant to 12 C.F.R. §303.62, the North Carolina Commissioner of Banks (“NCCOB”) pursuant to N.C. Gen. Stat. §53C-7-101, et seq., the Virginia Commissioner of Financial Institutions (“VCOFI”) pursuant to Title 6.2 of the Code of Virginia, or such later time as specified in the Articles of Merger filed with the North Carolina Secretary of State and the Commonwealth of Virginia State Corporation Commission (the “Effective Time”).

Articles of Incorporation and Bylaws.

(a)           The Articles of Incorporation of Bank of North Carolina in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time.

(b)           The Bylaws of Bank of North Carolina in effect immediately prior the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

Directors and Officers. The directors and officers of Bank of North Carolina, together with such additional persons as may thereafter be appointed, shall serve as the directors and officers of the Surviving Bank from and after the Effective Time, in accordance with the Bylaws of the Surviving Bank.

Offices.  The principal office of the Surviving Bank will be located in Thomasville, North Carolina.  Immediately after the Effective Time, a branch of the Surviving Bank will be established at each branch location of Bank of North Carolina and Valley Bank which existed immediately prior to the Effective Time.

Existence, Rights, Franchises, Duties, Assets and Liabilities of the Surviving Bank.

(a)           As of the Effective Time, the corporate existence of Bank of North Carolina and Valley Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be the same institution as Bank of North Carolina and Valley Bank.

(b)           As of the Effective Time, all rights, franchises, and interests of both Bank of North Carolina and Valley Bank in and to every type of property (real, personal, and mixed), and all choses in action of both Bank of North Carolina and Valley Bank shall be transferred to and vested in the Surviving Bank without any deed or other transfer.  The Surviving Bank, upon consummation of the Subsidiary Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Bank of North Carolina or Valley Bank at the Effective Time.

(c)           All liabilities and obligations of both Bank of North Carolina and Valley Bank of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Bank of North Carolina and Valley Bank were so bound at the Effective Time.

ARTICLE II

MANNER AND BASIS OF CONVERTING SHARES OF STOCK

Manner of Conversion. At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holders thereof, the shares of the constituent institutions shall be converted as follows:

(a)           Each share of Bank of North Carolina common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, and shall be the only issued and outstanding shares of the Surviving Bank.

(b)           Each share of Valley Bank common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

ARTICLE III

COVENANTS AND AGREEMENTS

Commercially Reasonable Efforts, Cooperation.  Subject to the terms and conditions of this Plan of Merger, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Plan of Merger.

Regulatory Matters.

(a)           Bank of North Carolina and Valley Bank shall cause to be prepared and filed all required applications, notifications and other filings with the FDIC, the NCCOB, the VCOFI, and any other state or federal regulatory authority having jurisdiction over the Subsidiary Merger (collectively, such regulatory authorities are referred to herein as the “Regulatory Authorities”) which are necessary or contemplated for the obtaining of the consents or approvals of the Regulatory Authorities for consummation of the Subsidiary Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The parties hereto will cooperate with each other and use their commercially reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Plan of Merger, including, without limitation, those required or contemplated from the Regulatory Authorities.

(b)           Each party hereto will furnish the other parties with all information concerning itself, its directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Plan of Merger.  Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Tax Treatment.  Each of the parties undertakes and agrees to use its commercially reasonable efforts to cause the Subsidiary Merger to qualify, and to take no action which would cause the Subsidiary Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

ARTICLE IV

CONDITIONS TO CLOSING

The obligations of Bank of North Carolina and Valley Bank to consummate the transactions provided for in this Plan of Merger shall be subject to the satisfaction of the following conditions, unless waived by the parties as hereinafter provided for:

Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction of the conditions set forth in Article VII of the Merger Agreement. In addition, the closing of the Subsidiary Merger is expressly conditioned on the prior closing of the Merger.

Regulatory Approvals.  The Regulatory Authorities shall have approved or consented to the Subsidiary Merger, and all other required regulatory approvals of the Merger shall have been received and any applicable waiting periods shall have expired.

ARTICLE V

TERMINATION AND AMENDMENT

Termination.  This Plan of Merger may be terminated and the Subsidiary Merger abandoned at any time prior to the Effective Time by either party.  In the event of the termination and abandonment of this Plan of Merger pursuant to this Section 5.1, this Agreement shall terminate and become void and shall have no effect, without further liability on behalf of any party.  The Plan of Merger shall also be terminated automatically in the event the Merger Agreement is terminated pursuant to the provisions of Article VIII thereof.

Amendments.  To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of Bank of North Carolina and Valley Bank.

ARTICLE VI

MISCELLANEOUS

Counterparts.  This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Persons Bound; No Assignment.  This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but notwithstanding the foregoing, this Plan of Merger may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of North Carolina and, to the extent applicable, the federal laws of the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Plan of Merger to be dated as of the date and year first above written.

BANK OF NORTH CAROLINA

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II, President and CEO

VALLEY BANK

By:	/s/ Ellis L. Gutshall
Ellis L. Gutshall, President and CEO

Exhibit B

SUPPORT AGREEMENT

This Agreement, made as of this 17th day of November, 2014, between BNC Bancorp, a North Carolina corporation (“Buyer”), and the stockholder of Valley Financial Corporation, a Virginia corporation (“Valley Financial”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of Valley Financial (the “Stockholder”).

WHEREAS, Buyer and Valley Financial have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of Valley Financial Common Stock will be exchanged for shares of Buyer Common Stock in accordance with the terms of the Reorganization Agreement; and

WHEREAS, the Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of Valley Financial Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Stockholder owns or possesses the sole power to dispose of or to direct the disposition of the Covered Shares the number of shares of Valley Financial Common Stock set forth on the signature page hereto; and

WHEREAS, the Stockholder has the right to acquire pursuant to the exercise of Valley Financial Stock Options issued and outstanding pursuant to the Valley Financial Stock Plans, the number of shares of Valley Financial Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for Buyer to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Stockholder.  The Stockholder represents and warrants as follows:  That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares.  The Stockholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares.  The Stockholder has full right, power and authority to enter into, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, and is enforceable in accordance with its terms.

2. Covenants of Stockholder.  (a) The Stockholder agrees that he/she shall cause the Covered Shares to be present at the Valley Financial Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless:  (i) Buyer is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement or (ii) in accordance with Section 7.02 of the Reorganization Agreement, the Board of Directors of Valley Financial has failed to make, withdrawn, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to Valley Financial stockholders.

(b) The Stockholder agrees that until the termination of this Agreement as provided in Section 2(e), that he/she shall not, without the prior written consent of Buyer, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire Valley Financial Common Stock issued and outstanding pursuant to the Valley Financial Stock Plans, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof.  Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Stockholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Valley Financial Common Stock, or any officer, employee or director of Valley Financial to, solicit from any third party any inquiries or proposals relating to the disposition of Valley Financial’s business or assets or the business or assets of Valley Bank, a Virginia chartered commercial bank and wholly-owned subsidiary of Valley Financial (“Valley Bank”), or the acquisition of Valley Financial or Valley Bank voting securities, or the merger of Valley Financial or Valley Bank with any person other than Buyer or any subsidiary of Buyer, or except as provided in Section 7.06 of the Reorganization Agreement:  (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d) The Stockholder agrees that he/she shall not, without the prior written consent of Buyer, sell on NASDAQ, or submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of Valley Financial Common Stock prior to the Effective Time of the Merger.

(e) This Agreement shall terminate upon the earlier to occur of:  (a) the termination of the Reorganization Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Reorganization Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares and Options.  Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Valley Financial Common Stock which the Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Valley Financial Common Stock as to which the Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all Valley Financial Stock Options which the Stockholder may currently own or hereafter acquire.

4. Governing Law.  This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5. Assignment; Successors.  This Agreement may not be assigned by the Stockholder without the prior written consent of Buyer.  The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement.  The parties hereto acknowledge and agree that this Agreement shall not confer upon Buyer any right or ability to acquire the shares of Valley Financial Common Stock other than in connection with the Merger.  The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Stockholder in his/her capacity as a director or officer of Valley Financial or Valley Bank, but only in his/her capacity as a holder of shares of Valley Financial Common Stock or of Valley Financial Stock Options.

7. Severability.  Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.  No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms.  Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

10. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

BUYER

By: /s/ Richard D. Callicutt II
Name: Richard D. Callicutt II
Title: President and Chief Executive Officer

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:  ________________

Dispositive Power:  _____________

Options held by Stockholder:  ____

[Signature Page to Support Agreement]

Exhibit C

DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”).  Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Buyer and Valley Financial Corporation, a Virginia corporation (“Seller”), are parties to an Agreement and Plan of Reorganization dated as of November 17, 2014, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director and stockholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:

1. Contingent on Merger.  This Agreement shall become effective at the Effective Time of the Merger.  If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2. Noncompetition.

(a) Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not (except as required to carry out Director’s assigned duties with Buyer, if any):  (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory.  Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than five percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.”

(b) “Restricted Period” means a period of one year following the Effective Time.

(c)  “Restricted Business” means the business that was engaged in by Seller and its Subsidiaries immediately before the Effective Time.  Director acknowledges and agrees

(d)  that Seller and its Subsidiaries were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan, mortgage and wealth management services and products.

(e) “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or any of its Subsidiaries immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory.  Director acknowledges and agrees that Seller and its Subsidiaries were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

3. Noninterference with Customers.

(a) Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly:  (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.

(b)  “Restricted Customer” means any person or entity that was a customer of Seller or any of its Subsidiaries at any point during the 90 days preceding the Effective Time and:  (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.

4. Noninterference with Employees.  Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly:  (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or any of its Subsidiaries immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

5. Confidential Information.

(a) Director covenants and agrees that, during the Restricted Period:  (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information.  However, this provision shall not preclude Director from:  (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.

(b) “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries.  Confidential Information includes, by way of illustration, such information relating to:  (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

6. Reasonableness and Breach.  Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the Merger Consideration.  Therefore, Director agrees not to contest the enforceability of this Agreement in any forum.  Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances.  Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

7. Judicial Modification.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified.  The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

8. Assignment.  Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer.  In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

9. Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any conflict-of-law rules.

10. Waiver; Construction.  No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the  parties.  This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

11.Entire Agreement.  This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR
Date:
[NAME]

BUYER

BNC Bancorp

By:	/s/ Richard D. Callicutt II
Name: Richard D. Callicutt II
Title: President and CEO

Valley Disclosure Schedule and Buyer Disclosure Schedule

Disclosure Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K.  Valley Financial Corporation will supplementally provide a copy of such schedules to the Commission upon request.